Exhibit 10.2

Definium Therapeutics, Inc.

Non-Employee Director Compensation Policy

As amended on April 15, 2026

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Definium Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board. Except as otherwise explicitly stated herein, all references in this Policy to currency refer to U.S. dollars.

Total Compensation Limit - Implementation of total direct compensation limits of $750,000 for ongoing directors and $1,000,000 for newly appointed directors

Cash Compensation (effective January 1, 2026)

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$40,000 per year for each non-employee director (“Base Retainer”);
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$40,000 per year for the Chair of the Board in addition to the Base Retainer;
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$30,000 per year for the Vice Chair of the Board (if applicable) in addition to the Base Retainer;
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$20,000 per year for the Chair of the Audit Committee, or $10,000 per year for each other member of the Audit Committee;
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$15,000 per year for the Chair of the Compensation Committee, or $7,500 per year for each other member of the Compensation Committee; and
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$10,000 per year for the Chair of the Nominating and Corporate Governance Committee, or

$5,000 per year for each other member of the Nominating and Corporate Governance Committee.

Equity Compensation

Annual grants to current directors

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On the date of each annual shareholder meeting of the Company, each non-employee director who continues to serve as a non-employee director following such annual shareholder meeting (excluding any non-employee director who is first appointed or elected by the Board at such annual shareholder meeting) will be granted an annual equity award with a fair market value of up to $450,000 as measured on the date of the grant, with the type of equity to be determined by the Compensation Committee (the “Annual Grant”). The Annual Option vests and becomes exercisable as to 1/12 of the underlying shares on each monthly anniversary of the date of the grant, provided, that if the Company's annual meeting immediately following the date of grant takes place prior to the first anniversary of the date of grant, the Annual Option will vest and become exercisable immediately prior to the Company's annual meeting following the date of grant, subject to such non-employee director’s continued service through the applicable vesting date.

Initial grants to newly appointed directors

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Each non-employee director who joins the Company’s Board, upon the date of his or her initial election or appointment to be a non-employee director, is granted an equity award with a fair market value of up to $800,000 as measured on the date of the grant, with the type of equity to be determined by the Compensation Committee (the “Initial Grant”). The Initial Grant shall vest with respect to 1/3 of the Initial Grant on the one-year anniversary of the grant date, with the remaining portion of the Initial Grant vesting in equal monthly installments thereafter, subject to such non-employee director’s continued service through the applicable vesting date.

CIC Accelerated Vesting

Notwithstanding anything herein to the contrary, each Initial Grant and Annual Grant will vest as follows:

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Each Initial Grant and Annual Grant granted pursuant to either the Mind Medicine (MindMed) Inc. Stock Option Plan (the “Option Plan”), the Mind Medicine (MindMed) Inc. Performance and Restricted Share Unit Plan (the “PRSU Plan”) and/or the Mind Medicine (MindMed) Inc. Directors’ Deferred Share Unit Plan (the “DDSU Plan”), each as amended, upon a Change in Control or Change of Control (as defined in the Option Plan, PRSU Plan or the DDSU Plan, as applicable), subject, in each case, to the Eligible Director’s continuous service as a member of the Board through the date of such Change in Control or Change of Control (as applicable): (a) with respect to any Eligible Director who has less than one (1) year of continuous service as a member of the Board on the date of such Change in Control or Change of Control, the portion of each Initial Grant and/or Annual Grant held by such Eligible Director will vest as would have vested through the one (1) year anniversary of the applicable grant date, had the Eligible Director provided continuous service as a member of the Board through such date; and (b) with respect to any Eligible Director who has one (1) or more years of continuous service as a member of the Board on the date of such Change in Control or Change of Control, each Initial Grant and/or Annual Grant held by such Eligible Director will vest in full.
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Each Initial Grant and Annual Grant granted pursuant to the Definium Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), upon a Change in Control (as defined in the 2025 Plan) shall vest as set forth in the 2025 Plan.